Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Bethpage, N.Y., February 26, 2009 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2008.

Fourth quarter consolidated net revenues grew 11.4% to $2.052 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and the addition of Newsday and Sundance in the 2008 results.  Consolidated adjusted operating cash flow (“AOCF”) (1) was essentially flat (down 0.9% to $604.7 million) compared to the prior year period, and consolidated operating income (which includes impairment charges of $402.4 million at Newsday and $41.0 million at VOOM HD) decreased to an operating loss of $136.5 million.

For full year 2008, consolidated net revenues increased 11.5% to $7.230 billion, reflecting revenue growth in Cable Television, Rainbow and Madison Square Garden as well as the addition of Newsday and Sundance in the 2008 results.  Consolidated AOCF grew 10.1% to $2.298 billion and consolidated operating income decreased 24.3% to $689.7 million for full year 2008.  (Full year 2008 operating income was unfavorably impacted by the impairment charges noted above.)

Operating highlights for the fourth quarter and full year 2008 include:

•                  Cable Television net revenue growth of 7.4% and 9.1% and AOCF growth of 4.1% and 10.7% for the fourth quarter and full year, respectively

•                  Revenue Generating Units (“RGU”) additions of 100,500 and 653,400 for the fourth quarter and full year, respectively

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $134.85 in the fourth quarter of 2008

•                  Full year Consolidated Free Cash Flow from Continuing Operations(1)  of $507.5 million

Cablevision President and CEO James L. Dolan commented:  “Cablevision delivered strong results for 2008.  Despite the economic downturn, the company reported full year, double-digit increases in revenue and AOCF.  Our ongoing success in attracting new customers ensured our industry-leading penetration rates throughout the year.  Also noteworthy in 2008, was that Cablevision generated more than $500 million in free cash flow, compared with $158 million in 2007.  The proceeds from our recent successful debt financings, our cash flow and the capacity we have under existing credit facilities have positioned us well from a near-term liquidity perspective,” concluded Mr. Dolan.

Results from Continuing Operations (2)

Segment results for the quarters ended December 31, 2008 and 2007 are as follows:

(Full year segment results are shown on pages 8 and 9 of this earnings release)

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q4 2008	Q4 2007	Q4 2008	Q4 2007	Q4 2008	Q4 2007

Telecommunications	$1,313.3	$1,217.6	$521.0	$497.5	$297.1	$267.6
Rainbow	263.9	231.6	66.3	57.6	(9.2)	34.7
MSG	405.8	414.5	27.7	78.8	8.8	62.2
Newsday	107.1	—	10.3	—	(407.6)	—
Other (including eliminations)	(38.1)	(21.6)	(20.6)	(23.7)	(25.6)	(34.2)
Total Company	$2,052.0	$1,842.1	$604.7	$610.2	$(136.5)	$330.3

(1).       See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 5 of this earnings release.

(2).       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.  Fuse is included in the Madison Square Garden segment for all periods presented.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure – and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for fourth quarter 2008 rose 7.9% to $1.313 billion, AOCF grew 4.7% to $521.0 million and operating income increased 11.0% to $297.1 million, all compared to the prior year period.

Full year 2008 net revenues rose 9.4% to $5.165 billion, AOCF increased 11.3% to $2.036 billion, and operating income increased 28.3% to $1.122 billion, all as compared to the prior year.

Cable Television

Cable Television fourth quarter 2008 net revenues increased 7.4% to $1.258 billion, AOCF rose 4.1% to $498.1 million and operating income increased 10.0% to $293.5 million, each compared to the prior year period.  The increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in fourth quarter 2008 results.

The fourth quarter 2008 results reflect:

•                  Basic video customers down 3,800 or 0.1% from September 2008 and down 14,900 or 0.5% from December 2007

•                  Customer Relationships flat from September 2008 and up 8,300 or 0.2% from December 2007

•                  iO: Interactive Optimum digital video customers up 22,800 or 0.8% from September 2008 and 208,500 or 7.9% from December 2007

•                  Optimum Online high-speed data customers up 28,200 or 1.2% from September 2008 and 173,200 or 7.6% from December 2007

•                  Optimum Voice customers up 53,400 or 2.9% from September 2008 and 286,600 or 18.0% from December 2007

•                  Revenue Generating Units up 100,500 or 1.0% from September 2008 and 653,400 or 6.8% from December 2007

•                  Cable Television RPS of $134.85, up $1.74 or 1.3% from the third quarter of 2008 and up $9.75 or 7.8% from the fourth quarter of 2007

Optimum Lightpath

For fourth quarter 2008, Lightpath net revenues rose 16.2% to $65.2 million, AOCF increased 20.6% to $22.8 million and operating income improved $2.7 million to $3.6 million, each as compared to the prior year period.  The increase in net revenues, AOCF and operating income were due principally to the continued expansion of the more efficient, higher margin Ethernet business and includes the impact of the acquisition of 4Connections in October 2008.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) – AMC, WE tv and IFC – as well as Other Programming which includes:  News 12 Networks, VOOM HD (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the fourth quarter of 2008 increased 13.9% to $263.9 million, AOCF rose 15.2% to $66.3 million, and operating income decreased $43.9 million to an operating loss of $9.2 million, all compared to the prior year period.

Full year 2008 net revenues rose 16.2% to $980.1 million, AOCF grew 30.2% to $251.8 million and operating income decreased 9.9% to $78.1 million, all compared to 2007.

AMC/WE tv/IFC

Fourth quarter 2008 net revenues grew 6.7% to $191.3 million, AOCF increased 7.3% to $85.6 million and operating income grew 7.8% to $69.8 million, each compared to the prior year period.

The fourth quarter 2008 AOCF results reflect:

•                  Viewing subscriber increases of 9.6% at IFC, 6.6% at WE tv and 2.0% at AMC, all compared to December 2007

•                  A 9.0% increase in affiliate revenue compared to the prior year period

•                  A 2.8% increase in advertising revenue, as compared to the prior year period, driven principally by growth at WE tv

•                  A 6.2% increase in operating costs compared to the prior year period, primarily due to increased programming costs.

Other Programming

Fourth quarter 2008 net revenues rose 36.2% to $78.6 million, AOCF deficit improved 13.0% to a deficit of $19.3 million and operating loss increased $48.9 million to a loss of $79.0 million, all as compared to the prior year period.  The increase in net revenue and improvement in AOCF was driven primarily by the addition of Sundance in the 2008 quarterly results.  Fourth quarter operating loss is primarily attributable to charges for impairment of programming rights of $41.0 million and employee severance and other costs of $5.8 million as a result of the Company’s decision in December 2008 to cease funding the U.S. programming business of VOOM HD.

Madison Square Garden

Madison Square Garden’s primary businesses include:  regional and national programming networks (MSG, MSG Plus, and Fuse), professional sports franchises (the New York Knicks, the New York Rangers, and the New York Liberty), and MSG Entertainment.  Its operations also include the MSG Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, Beacon Theatre and The Chicago Theatre.

Madison Square Garden’s fourth quarter 2008 net revenues decreased 2.1% to $405.8 million, AOCF decreased 64.9% to $27.7 million and operating income decreased 85.8% to $8.8 million, all compared to fourth quarter 2007.

MSG’s fourth quarter results were impacted by:

•                  The networks, including a $12.2 million increase in affiliate fee revenue which more than offset $4.2 million of higher direct operating costs

•                  The entertainment business, as revenues from its winter-themed productions declined $19.7 million (primarily due to the downturn in the economy) while related costs increased $9.6 million due mostly to the launch of an arena-sized touring production of the Christmas Spectacular in fourth quarter 2008.  In addition, revenue and costs related to concerts and other entertainment events decreased $8.0 million and $1.7 million, respectively

•                  The teams, including a $7.5 million increase in revenues, primarily due to ticket sales, offset by an $11.5 million increase in net provisions for certain team personnel transactions and an $8.1 million increase in other team operating expenses, primarily team personnel compensation

•                  Higher marketing costs of $4.7 million and net higher legal fees, provisions for litigation and other professional fees of $5.0 million.

Madison Square Garden’s full year 2008 net revenues increased 4.1% to $1.043 billion, AOCF decreased 54.6% to $61.8 million and operating income decreased $79.1 million to a loss of $17.2 million, all as compared to the prior year.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com, Island Publications (through December 2008) and Star Community Publishing, the northeast’s largest group of weekly shopper publications.

Newsday’s fourth quarter 2008 net revenues were $107.1 million, AOCF was $10.3 million and operating loss was $407.6 million.  Operating loss was impacted by $402.4 million in impairment charges taken in the fourth quarter 2008.  These impairment charges reflect the continuing deterioration of values in the newspaper industry and the greater than anticipated economic downturn and its current and anticipated impact on Newsday’s advertising business. The impairment charges are not expected to result in any material future cash expenditures.

For the period from the date of acquisition (July 29, 2008) through December 31, 2008, Newsday’s net revenues were $180.6 million, AOCF was $18.8 million and operating loss was $403.3 million.

Other Matters

On February 25, 2009, the Board of Directors of Cablevision declared a quarterly dividend of $0.10 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on March 31, 2009 to shareholders of record at the close of business on March 9, 2009.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday LLC. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 83830840

Conference call replay number (706) 645-9291/ Conference ID Number 83830840 until March 5, 2009

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008 (a)	2007 (a)	2008 (a)	2007 (a)

Revenues, net	$2,052,022	$1,842,065	$7,230,116	$6,484,481

Adjusted operating cash flow	$604,720	$610,209	$2,298,273	$2,086,728
Share-based compensation expense	(8,431)	(2,354)	(50,900)	(52,039)
Restructuring charges	(51,130)	(2,171)	(49,883)	(4,733)
Operating income before depreciation and amortization	545,159	605,684	2,197,490	2,029,956
Depreciation and amortization (including impairments)	681,654	275,391	1,507,809	1,118,888
Operating income (loss)	(136,495)	330,293	689,681	911,068
Other income (expense):
Interest expense, net	(200,147)	(214,678)	(782,874)	(900,698)
Equity in net income of affiliates	—	—	—	4,377
Gain on sale of programming and affiliate interests, net (b)	357	16	805	183,286
Loss on investments, net	(60,603)	(182,752)	(136,414)	(214,257)
Gain on equity derivative contracts, net	55,729	153,487	118,219	214,712
Loss on interest rate swap contracts, net	(183,741)	(52,430)	(205,683)	(76,568)
Write-off of deferred financing costs	—	—	—	(2,919)
Loss on extinguishment of debt	—	—	(2,424)	(19,113)
Minority interests	9,071	(493)	8,108	321
Miscellaneous, net	76	728	1,264	2,636
Income (loss) from continuing operations before income taxes	(515,753)	34,171	(309,318)	102,845
Income tax benefit (expense)	194,345	(25,595)	82,688	(79,181)
Income (loss) from continuing operations	(321,408)	8,576	(226,630)	23,664
Income (loss) from discontinued operations, net of taxes	(2)	(1,940)	(946)	195,235
Income (loss) before cumulative effect of a change in accounting principle	(321,410)	6,636	(227,576)	218,899
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(443)
Net income (loss)	$(321,410)	$6,636	$(227,576)	$218,456
Basic net income (loss) per share:
Income (loss) from continuing operations	$(1.11)	$0.03	$(0.78)	$0.08
Income (loss) from discontinued operations	$—	$(0.01)	$—	$0.68
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$(1.11)	$0.02	$(0.78)	$0.76
Basic weighted average common shares (in thousands)	290,693	289,910	290,286	288,271
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(1.11)	$0.03	$(0.78)	$0.08
Income (loss) from discontinued operations	$—	$(0.01)	$—	$0.66
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$(1.11)	$0.02	$(0.78)	$0.74
Diluted weighted average common shares (in thousands)	290,693	294,798	290,286	294,604

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents gain on the sale of Lifeskool in October 2008, Sportskool in September 2008 and the gain on the sale of our 50% interest in FSN New England in June 2007.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Twelve Months Ended December 31,
	2008 (a)	2007 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$1,416,586	$939,740
Less: capital expenditures (d)	(909,101)	(781,306)
Consolidated free cash flow from continuing operations	$507,485	$158,434

(a)                      Excludes the net operating results of FSN Bay Area and Rainbow DBS’ distribution operations which are reported in discontinued operations.  Discontinued operations used a total of $7.1 million in cash for the twelve months ended December 31, 2008 and provided a total of $371.1 million in cash for the twelve months ended December 31, 2007.  The 2007 amount includes proceeds of $382.0 million received from the sale of the Company’s interest in FSN Bay Area.

(b)                     See non-GAAP financial measures on page 5 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2008 (a)	2007 (a)	Change

Cable Television	$1,258,316	$1,172,039	7.4%
Optimum Lightpath	65,206	56,123	16.2%
Eliminations (b)	(10,195)	(10,591)	3.7%
Total Telecommunications	1,313,327	1,217,571	7.9%
AMC/WE tv/IFC	191,317	179,314	6.7%
Other Programming (c) (d)	78,584	57,695	36.2%
Eliminations (b)	(6,023)	(5,421)	(11.1)%
Total Rainbow	263,878	231,588	13.9%
MSG(d)	405,808	414,538	(2.1)%
Newsday	107,129	—	—
Other (f)	21,881	22,148	(1.2)%
Eliminations (g)	(60,001)	(43,780)	(37.1)%
Total Cablevision	$2,052,022	$1,842,065	11.4%

	Twelve Months Ended December 31,		%
	2008 (a)	2007 (a)	Change

Cable Television	$4,961,008	$4,546,298	9.1%
Optimum Lightpath	248,776	215,476	15.5%
Eliminations (b)	(44,417)	(40,605)	(9.4)%
Total Telecommunications	5,165,367	4,721,169	9.4%
AMC/WE tv/IFC	741,482	668,771	10.9%
Other Programming (c) (d)	262,805	195,282	34.6%
Eliminations (b)	(24,154)	(20,505)	(17.8)%
Total Rainbow	980,133	843,548	16.2%
MSG(d)	1,042,958	1,002,182	4.1%
Newsday (e)	180,597	—	—
Other (f)	76,872	77,873	(1.3)%
Eliminations (g)	(215,811)	(160,291)	(34.6)%
Total Cablevision	$7,230,116	$6,484,481	11.5%

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Fuse has been included in the MSG segment for all periods presented.

(e)                      Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(f)                        Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(g)                     Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$498,128	$478,602	4.1%	$293,468	$266,720	10.0%
Optimum Lightpath	22,826	18,934	20.6%	3,607	881	—
Total Telecommunications	520,954	497,536	4.7%	297,075	267,601	11.0%
AMC/WE tv/IFC	85,605	79,747	7.3%	69,757	64,721	7.8%
Other Programming (b) (c)	(19,258)	(22,148)	13.0%	(78,990)	(30,059)	(162.8)%
Total Rainbow	66,347	57,599	15.2%	(9,233)	34,662	(126.6)%
MSG (c)	27,666	78,759	(64.9)%	8,835	62,228	(85.8)%
Newsday	10,269	—	—	(407,591)	—	—
Other (e)	(20,516)	(23,685)	13.4%	(25,581)	(34,198)	25.2%
Total Cablevision	$604,720	$610,209	(0.9)%	$(136,495)	$330,293	(141.3)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$1,953,264	$1,764,771	10.7%	$1,117,922	$887,642	25.9%
Optimum Lightpath	82,620	63,636	29.8%	3,925	(13,166)	129.8%
Total Telecommunications	2,035,884	1,828,407	11.3%	1,121,847	874,476	28.3%
AMC/WE tv/IFC	332,484	307,529	8.1%	265,182	239,567	10.7%
Other Programming (b) (c)	(80,702)	(114,147)	29.3%	(187,041)	(152,856)	(22.4)%
Total Rainbow	251,782	193,382	30.2%	78,141	86,711	(9.9)%
MSG (c)	61,818	136,286	(54.6)%	(17,191)	61,951	(127.7)%
Newsday (d)	18,766	—	—	(403,348)	—	—
Other (e)	(69,977)	(71,347)	1.9%	(89,768)	(112,070)	19.9%
Total Cablevision	$2,298,273	$2,086,728	10.1%	$689,681	$911,068	(24.3)%

(a)   Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)   Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)   Fuse has been included in the MSG segment for all periods presented.

(d)   Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(e)   Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	December 31, 2008	September 30, 2008	December 31, 2007

Revenue Generating Units (in thousands)
Basic Video Customers	3,108	3,112	3,123
iO Digital Video Customers	2,837	2,814	2,628
Optimum Online High-Speed Data Customers	2,455	2,427	2,282
Optimum Voice Customers	1,878	1,825	1,592
Total Revenue Generating Units	10,278	10,178	9,625

Customer Relationships (in thousands) (a)	3,325	3,325	3,317

Homes Passed (in thousands)	4,732	4,707	4,679

Penetration
Basic Video to Homes Passed	65.7%	66.1%	66.8%
iO Digital to Basic Penetration	91.3%	90.4%	84.1%
Optimum Online to Homes Passed	51.9%	51.6%	48.8%
Optimum Voice to Homes Passed	39.7%	38.8%	34.0%

Revenues for the three months ended (dollars in millions)

Video (b)	$744	$741	$703
High-Speed Data	278	276	262
Voice	182	175	147
Advertising	29	31	33
Other (c)	25	24	27
Total Cable Television Revenue	$1,258	$1,247	$1,172

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$134.85	$133.11	$125.10

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW	December 31, 2008	September 30, 2008	December 31, 2007

Viewing Subscribers (in thousands)
AMC	86,100	85,800	84,400
WE tv	61,000	59,400	57,200
IFC	48,900	48,200	44,600
Sundance	30,800	30,300		*

*    Sundance Channel was acquired by Rainbow on June 16, 2008.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

December 31, 2008

Cash and cash equivalents	$322,755

Bank debt	$5,653,750
Senior notes and debentures	5,496,292
Senior subordinated notes	323,564
Collateralized indebtedness	448,738
Capital lease obligations and note payable	68,079
Debt	$11,990,423

LEVERAGE

Debt	$11,990,423
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	448,738
Cash and cash equivalents	322,755
Net debt	$11,218,930

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	4.8
Restricted Group leverage ratio (Bank Test) (c) (d)	4.3
CSC Holdings notes and debentures leverage ratio (c) (d)	4.2
Cablevision senior notes leverage ratio (d) (e)	5.3
Rainbow National Services notes leverage ratio (f)	3.8

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     AOCF is annualized based on the fourth quarter 2008 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)                      Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are comprised of Rainbow, MSG and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.0 billion and $2.1 billion, respectively.

(d)                     Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(e)                      Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes plus the $682 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(f)                        Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $355.7 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,
	2008	2007
CAPITAL EXPENDITURES

Consumer premise equipment	$72,655	$69,677
Scalable infrastructure	69,494	25,752
Line extensions	8,274	9,057
Upgrade/rebuild	5,662	777
Support	33,813	37,771
Total Cable Television	189,898	143,034
Optimum Lightpath	19,465	20,252
Total Telecommunications	209,363	163,286
Rainbow	16,147	14,838
MSG	27,497	34,367
Newsday	2,240	—
Other (Corporate, Theatres and PVI)	20,275	14,444
Total Cablevision	$275,522	$226,935

	Twelve Months Ended December 31,
	2008	2007
CAPITAL EXPENDITURES

Consumer premise equipment	$379,748	$399,442
Scalable infrastructure	191,315	86,871
Line extensions	29,721	36,091
Upgrade/rebuild	9,659	2,958
Support	100,902	87,189
Total Cable Television	711,345	612,551
Optimum Lightpath	72,366	65,833
Total Telecommunications	783,711	678,384
Rainbow	31,727	26,172
MSG	55,192	50,800
Newsday	3,045	—
Other (Corporate, Theatres and PVI)	35,426	25,950
Total Cablevision	$909,101	$781,306